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                                                                    Exhibit 99.1
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For Immediate Release                                               News Release
September 14, 2000

From:
The Aristotle Corporation                                   (NASDAQ: ARTL)
27 Elm Street
New Haven, CT 06510
Contact: Paul McDonald
(203) 867-4090

               Aristotle Acquires Computer Based Training Company
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     New Haven, Connecticut, September 14, 2000 - The Aristotle Corporation
announced today that it had moved into the fast growing computer based training field through the acquisition of Rochester, New York headquartered Safe Passage International, Inc. Safe Passage was founded in 1989 to work with the airline industry and the Federal Aviation Agency (FAA) to develop computer based training programs aimed at airport security. It has since expanded its customer base to provide training for industry and other governmental agencies. Safe Passage had 1999 EBITDA (earnings before interest, taxes, depreciation, and amortization) of $408,000 on sales of $2.1 million. Aristotle expects to utilize $1.8 million of its approximately $6.5 million in cash for the Safe Passage acquisition. The transaction is structured such that Aristotle will own 80% of Safe Passage with current management retaining a 20% ownership position. The transaction also provides for possible additional future consideration based on management's performance during calendar 2000 and 2001.

     "This is an exciting move for us, and furthers our focus on the training field," said John J. Crawford, Chairman of Aristotle. We plan to utilize the resources, expertise and knowledge of Safe Passage to become a player in the computer and Internet based training markets," he continued. Crawford also said he was pleased that the full management team at Safe Passage will be staying on. "With the addition of the financial resources Aristotle will be injecting, Safe Passage should be in a good position to grow as the computer based training industry grows."

     Aristotle is a holding company which also owns Simulaids of Woodstock, New York. Simulaids manufactures manikins and simulation kits used for CPR and other health related training purposes. Management believes there are synergies between Simulaids and Safe Passage. "The marriage of Safe Passage's software development skills and Simulaids' manufacturing capacity should allow us to develop more sophisticated computer driven patient simulators for use by all levels of medical personnel including EMR technicians, nurses and radiologists," noted Crawford.

     "In addition," Crawford said, "Aristotle plans, through Safe Passage, to enter the market for web based continuing education credits to be used by health care professionals. The advantages of computer based training, when compared to live instruction may substantially advance the way continuing education is delivered in the future."

     Aristotle's trading symbol is ARTL and its shares are traded on The Nasdaq SmallCap Market. There are 1.9 million shares outstanding.
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     To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following:
(i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate
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one or more additional acquisitions; (iii) the ability of Aristotle to retain and take advantage of its net operating tax loss carryforward position; (iv) the ability of Aristotle to manage Simulaids and Safe Passage and any other acquired or to be acquired companies; and (v) general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.